                                                                     Exhibit 3.3


                 AMERICAN REAL ESTATE INVESTMENT CORPORATION
                              ARTICLES OF AMENDMENT


      American Real Estate Investment Corporation, a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      First: The Charter of the Corporation is hereby amended as follows:

      1. Article V, Subparagraph D(1), is amended so that the definition of "Existing Holder" shall read in its entirety as follows:

            "Existing Holder" shall mean Evan Zucker, Barbara Zucker, Brian Zucker, Marshall Zucker, James Mulvihill, Gail Mulvihill, Heather Mulvihill, Andrew Mulvihill, Gene Mulvihill, Jr., Chris Mulvihill, and Rosalind Davidowitz (and Persons who would Beneficially Own or Constructively Own Equity Stock owned by an Existing Holder determined without regard to this parenthetical).

      2. Article V, Subparagraph D(1), is amended so that the definition of "Existing Holder Limit" shall read in its entirety as follows:

            "Existing Holder Limit" shall mean, (i) initially, the greater of the Ownership Limit and the percentage of the value of the outstanding Common Stock Beneficially Owned by each Existing Holder immediately after the Initial Public Offering, and (ii) after any modification of the Existing Holder Limit pursuant to subparagraph D(10) of this Article V, the greater of (A) the Existing Holder Limit as adjusted pursuant to subparagraph D(10)(a) and as reduced pursuant to subparagraph D(10)(b) of this Article V, and (B) such other percentage as may be determined by the Board of Directors pursuant to subparagraph D(10)(c) of this Article V.

      3. Article V, Subparagraph D(10), is amended so that Subparagraph D(10) shall include the following provision:

            (c) Subject to the limitations contained in Subparagraph D(12) (without regard to subparagraph D(12)(d), if applicable), the Board of Directors may modify the Existing Holder Limit.

      Second: The amendment does not increase the authorized stock of the Corporation.

      Third: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

      IN WITNESS WHEREOF, American Real Estate Investment Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June , 1995.


WITNESS:                                  AMERICAN REAL ESTATE
INVESTMENT CORPORATION


                                          By:
------------------------------               --------------------------------
Secretary                                    Evan Zucker, President


      THE UNDERSIGNED, President of American Real Estate Investment Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate if made a part, thereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          -----------------------------------
                                          Evan Zucker, President